EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”):

1) No. 333-53572	7) No. 333-104134	13) No. 333-157446	19) No. 333-190439
2) No. 333-53574	8) No. 333-104135	14) No. 333-165156	20) No. 333-199872
3) No. 333-53578	9) No. 333-105384	15) No. 333-166599
4) No. 333-53580	10) No. 333-137291	16) No. 333-168551
5) No. 333-54518	11) No. 333-137292	17) No. 333-172376
6) No. 333-102787	12) No. 333-142536	18) No. 333-177660

of our reports dated February 25, 2016, with respect to the consolidated financial statements, supplementary information and financial statement schedule of Time Warner and the effectiveness of internal control over financial reporting of Time Warner, included in its Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York

February 25, 2016